                           SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      The Securities Exchange Act of 1934
                             (Amendment No.    )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                                 PURUS, INC.
-----------------------------------------------------------------------------
               (Name Of Registrant As Specified In Its Charter)

                   PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE
-----------------------------------------------------------------------------
   (Name Of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

      -----------------------------------------------------

   2) Aggregate number of securities to which transaction applies:

      -----------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      -----------------------------------------------------

   4) Proposed maximum aggregate value of transaction:

      -----------------------------------------------------

   5) Total fee paid:

      -----------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ----------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       ----------------------------------------------------

    3) Filing Party:

       ----------------------------------------------------

    4) Date Filed:

       ----------------------------------------------------

                   PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 3, 1996

To the Stockholders of Purus, Inc.:

   The Purus Stockholders' Protective Committee (the "Committee") is seeking your support to remove two of the three current members of the Board of Directors of Purus, Inc. (the "Company") at a Special Meeting of Stockholders to be held on December 3, 1996, at 10:00 a.m., local time, at Club 101, 101 Park Avenue, Lobby Level, New York, New York.

   We believe this action is necessary to revitalize the Company and steer it toward a more viable future. The Committee believes that recent actions of the existing Board of Directors have been a principal cause of the Company's poor financial performance and have deprived the Company of the opportunity to grow and become profitable. Moreover, the present proposal of the Board to pay, in December 1996, a cash dividend in the amount of $3.00 per share on all outstanding shares of the Company's common stock is, in our opinion, destructive to the Company and, if consummated, would drain the Company of the resources necessary for it to expand and develop. The Committee believes that the recent poor financial performance of the Company, which is ultimately the responsibility of the Board of Directors, together with the proposed dividend, which would substantially impair the ability of the Company to effect a plan for future growth, demonstrate that the majority of the Board should be replaced. See "Reasons for the Committee's Proposal" section of the accompanying Proxy Statement.

   In the event that two of the three current directors are removed, the Committee will recommend that the remaining director, Reinhard Siegrist, fill the vacancies created thereby by appointing Messrs. Joel R. Mesznik and Hans
C. Ochsner as new directors of the Company. The Committee will also recommend that the reconstituted Board adjourn and reschedule the Company's 1996 Annual Meeting of Stockholders (the "Annual Meeting"), currently scheduled for December 5, 1996, to no later than February 1997. During this time, the new directors would have time to develop a plan for the future growth of the Company, including reexamining the prudence of the proposed cash dividend. At the rescheduled annual meeting, the Company stockholders would be able to vote for the election of the Company's directors.

   The Committee is concurrently soliciting, by a separate proxy statement (the "Annual Meeting Proxy"), the support of the Company's stockholders to prevent the establishment of a quorum at the Annual Meeting. The Committee believes that in the event that its proposal herein is approved and all vacancies on the Board are filled, the newly constituted Board would have the right to adjourn the Annual Meeting, but that the apparent presence of a quorum at the adjourned Annual Meeting scheduled by the existing Board for December 5, 1996, and the holding of a purported election thereat would lead to confusion of the Company's stockholders and the likely commencement of litigation to determine the proper composition of the Company's Board of Directors. Accordingly, the Committee has urged the stockholders in the Annual Meeting Proxy not to submit proxies to the Company in connection with the Annual Meeting.


   As stockholders, you have a right to determine the future course of the Company. We urge you to vote to remove the two current directors of the Company identified in the accompanying Proxy Statement, by signing and returning the enclosed proxy card today, so that we may all better recognize the full potential value of the Company.

                                          The Purus Stockholders'
                                          Protective Committee


                                          Peter Friedli
                                          Hans C. Ochsner


November 11, 1996

IF YOU WISH TO HELP DECIDE THE FUTURE OF THE COMPANY, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE (NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES) WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE SPECIAL MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES PERSONALLY.

                               PROXY STATEMENT

                   PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE

                       SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 3, 1996

                             GENERAL INFORMATION


   This Proxy Statement is furnished by the Purus Stockholders' Protective Committee (the "Committee") to the holders of shares of common stock, par value $.01 per share ("Common Stock"), of Purus, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies to be voted at a Special Meeting of Stockholders (the "Special Meeting"), and at any adjournment(s) thereof. The purpose of the Special Meeting is to consider and vote on the Committee's proposal to remove two of the three current directors of the Company as described under "Special Meeting Proposal" below. The
Special Meeting is to be held on December 3, 1996, at Club 101, 101 Park Avenue, Lobby Level, New York, New York, at 10:00 a.m., local time.

   The enclosed proxy and this Proxy Statement are being transmitted to stockholders of the Company on or about November 11, 1996.

   The Committee is concurrently soliciting, by a separate proxy statement (the "Annual Meeting Proxy"), the support of the Company's stockholders to prevent the establishment of a quorum at the 1996 Annual Meeting of Stockholders scheduled to be held on December 5, 1996 (the "Annual Meeting"). See "Expectations After Removal--Reason for Annual Meeting Proxy" below.


VOTING OF PROXIES

   The persons named on the enclosed proxy card have been designated as proxies by the Committee. Unless otherwise indicated, shares of Common Stock represented by properly executed proxy cards received by the Committee will be voted at the Special Meeting in the manner specified therein, or if no specification if made, will be voted "FOR" the removal of two of the three current directors of the Company.

   If, after reading this Proxy Statement you want to join us in seeking to revitalize the Company and prepare it for the future:

   MARK the enclosed proxy card to indicate your vote.

   SIGN the enclosed proxy card.

   DATE the enclosed proxy card.


   RETURN the enclosed proxy card in the enclosed envelope (no postage is required if mailed in the United States) AS SOON AS POSSIBLE.


   YOUR VOTE IS IMPORTANT TO US NO MATTER HOW MANY SHARES YOU OWN.

   The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum. Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted as present for purposes of determining whether a quorum is present. Approval of the proposal to remove two of the three current directors of the Company requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Abstentions will have the effect of votes in opposition to the Committee's proposal. Broker non-votes will be treated as unvoted for purposes of determining approval of the Committee's proposal and will not be counted as votes for or against such proposal, but will have the effect of votes in opposition to the proposal.

   Any proxy given to the Committee by a stockholder pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Committee c/o Morrow &

Co., Inc. ("Morrow"), 909 Third Avenue, 20th Floor, New York, New York 10022-4799, Attention: Purus Stockholders' Protective Committee, by voting in person at the Special Meeting or by executing and delivering another proxy bearing a later date to Morrow. Attendance by a stockholder at the Special Meeting does not alone serve to revoke the proxy.


   The Committee has fixed the close of business on October 15, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting (the "Record Date"). Only stockholders of record at the close of business on such Date will be entitled to notice of, and to vote at, the Special Meeting and any adjournment(s) thereof. According to information provided by the Company, an aggregate of 651,192 shares of Common Stock were outstanding at the close of business on the Record Date. Accordingly, approval of the Committee's proposal to remove the two directors would require the affirmative vote of holders of at least 325,597 shares of Common Stock. The members of the Committee beneficially owned an aggregate of 28,334 shares of Common Stock as of the Record Date.

   Each share of Common Stock outstanding on the Record Date is entitled to one vote on the proposal discussed in this Proxy Statement. The Company's stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Special Meeting.

   If you have any questions or require any assistance in completing or delivering your proxy card, please call Morrow, toll free in the United States at telephone no. (800) 662-5200, or collect outside of the United States at telephone no. (212) 754-8000.

                           SPECIAL MEETING PROPOSAL

   The Committee proposes to remove Russell K. Burbank and Michael V. Dettmers, two of the three current members of the Company's Board of Directors, and expects that the remaining director, Reinhard Siegrist, will fill the vacancies thereby created on the Board with two new directors immediately following the Special Meeting. Under Section 141(k) of the Delaware General Corporation Law ("Delaware Law"), any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The Committee will recommend two nominees to fill the vacancies created. There can be no assurance that Mr. Siegrist will appoint either or both of such nominees. Although Mr. Siegrist is an investment advisory client of Peter Friedli, a member of the Committee, Mr. Siegrist has no agreement or arrangement with the Committee or either of its members concerning his remaining on the Board or his appointment of the nominees for director recommended by the Committee. In the event that Mr. Siegrist does not appoint such nominees and, in his discretion, selects other persons to fill the vacancies, the stockholders will not have been provided with information in respect of the backgrounds, experience or abilities of the new directors.

   As discussed below, the Committee believes that the removal of the majority of the current Board is necessary in order to end a course of conduct which has resulted, and would, if not halted, continue to result, in diminished stockholder value and the apparent absence of a viable plan for the Company's future development. See "Reasons for the Committee's Proposal" below. The Committee is also dissatisfied with performance of Mr. Burbank as the President and Chief Executive Officer of the Company, and expects that the newly constituted Board would seriously consider whether his continued service is in the best interests of the Company.* While the Committee is currently exploring certain potential businesses as candidates for acquisition by the Company, it does not presently have any specific alternative business plan.


                        BACKGROUND OF SPECIAL MEETING

   Recent History of the Company. In November 1993, the Company completed its initial public offering. One year later, in December 1994, as a result of its poor performance, the Company publicly announced a 45% reduction in staff. Since such time, the Company has continued to experience significant difficulties, and, on April 8, 1996, the Board of Directors requested the Company's stockholders to approve the sale of substantially all of the Company's non-cash assets, including the technology necessary for the Company to conduct its air pollution control business. The asset sale was consummated on May 8, 1996, and, one month later, the Company

_______________

   * Mr. Burbank has served as the President and Chief Executive Officer of the Company from November 1994 to the present, representing two out of the three years that the Company's Common Stock has been publicly traded.

was delisted from The Nasdaq National Market because of its failure to meet the net tangible asset requirement thereof. During the period from the Company's initial public offering through the present, the trading price of the Company's Common Stock, as well as the stockholders' equity of the Company, have dramatically decreased.

   Formation of the Committee. In reaction to the obviously troubled history of the Company, and because they believe that the policies of the current Board of Directors* were and are not directed towards maximizing stockholder value, Peter Friedli and Hans C. Ochsner decided to form the Committee and make this proxy solicitation. By letter to the Company, dated June 6, 1996 (the "June 6 Letter"), Mr. Friedli, together with certain owners of the Company's Common Stock, Banca Novara (Suisse) ("Novara"), Courtag AG ("Courtag"), Experta AG, Lombard Odier Zurich AG ("Lombard"), Swiss American Securities Inc. ("SASI"), Cofinvest 97 Ltd. ("Cofinvest") and Rahn & Bodmer ("R&B"), holders in the aggregate of over 26% of the Company's outstanding Common Stock, requested a special meeting of stockholders pursuant to Section 211(d) of Delaware Law and
Article III, Section 6 of the Company's By-laws to consider the removal of the Company's Board members. Under such section of the By-laws, a special meeting of the Company's stockholders may be called by the holders of shares of Common Stock entitled to cast not less than 20% of the votes at the meeting.



   Response of the Company to the Committee's Request for Special Meeting. On August 1, 1996, Russell K. Burbank, Chairman of the Board, President and Chief Executive Officer of the Company, advised Mr. Friedli in writing that the stockholders who had requested the Special Meeting in the June 6 Letter did not constitute the holders of record of at least 20% of the outstanding Common Stock. In response, by letter, dated August 8, 1996 (the "August 8 Letter"), Mr. Friedli confirmed that certain of the stockholders listed in the June 6 Letter, namely Novara, SASI, Lombard, Cofinvest, R&B and himself, were indeed the holders of shares of Common Stock entitled to cast greater than 20% of the votes at a special meeting of stockholders. Mr. Friedli also demanded a list of the Company's stockholders in accordance with Delaware Law in preparation for the requested Special Meeting, which he received in part from the Company on August 15, 1996. The Committee received additional stockholder list information in October 1996. On August 27, 1996, Mr. Friedli submitted a Memorandum to the Board of Directors of the Company asserting certain conditions for cancellation of the requested Special Meeting. Such conditions were: the holding of the Company's annual meeting no later than November 15, 1996; the selection of Mr. Siegrist as a director; the resignation of Mr. Dettmers from the Board; the Company's commitment not to elect any new directors to the Board; that the Company's slate of directors for the next annual meeting be Messrs. Burbank, Siegrist and Ochsner; and that the Company not make any issuance of securities, acquisitions or investments until the new Board is elected. Mr. Friedli has not received a response from the Board to this Memorandum as of the date of this Proxy Statement. In fact, the Company's Board of Directors has, by resolution, increased the size of the Board to five and included Mr. Dettmers in its slate of directors proposed for election at the Company's Annual Meeting.

   Filing of Schedule 13D. On October 22, 1996, Peter Friedli, Cofinvest, Courtag, Lombard, Friedli Corporate Finance AG ("FCF"), Hans C. Ochsner, Silvano Cominelli, Rose Rita Graetz and Great Eslyn Side, Inc. (the "Group") filed a
Schedule 13D with the Securities and Exchange Commission (the "Commission"), in accordance with the Securities Exchange Act of 1934. Mr. Cominelli, Mrs. Graetz and Great Eslyn Side, Inc. were the beneficial owners of shares of Common Stock held as nominees by Novara, Lombard, R&B and SASI, each of which executed the June 6 Letter.** Such Schedule 13D, which was not filed timely, disclosed that the Group was formed as of June 6, 1996, by virtue of its collective demand for a special meeting to consider the removal of two of the three current directors of the Company. As of the date hereof, the Committee has received

_____________

   * Expressions of the Committee's dissatisfaction with the policies of the existing or current Board of Directors of the Company in this Proxy Statement refer to Russell K. Burbank and Michael Dettmers, the majority of the Board, and not to Reinhard Siegrist, who has been a director of the Company since only May 1996 and has opposed many of the actions proposed and taken by the majority, including the Dividend, and whose removal is not being sought hereby.

   **On August 15, 1996, Courtag sold all shares of Common Stock beneficially owned by it. On August 28, 1996, Silvano Cominelli, the beneficial owner of shares of Common Stock held in nominee name by Novara, sold all shares of Common Stock owned by him to Peter Friedli. As a result, the Group; as of the date of this Proxy Statement, consists of Peter Friedli, a member of the Committee, Rose Rita Graetz, who beneficially owns certain shares of Common Stock held in nominee name by R&B and certain shares of Common Stock held in nominee name by Lombard, Lombard, FCF, which shares beneficial ownership of certain shares of COmmon Stock with Cofinvest, Cofinvest, Great Eslyn Side Inc., which beneficially owns shares of Common Stock held in nominee name by SASI, and Hans
C. Oshsner, a member of the Committee.

executed proxies for the Special Meeting from each member of the Group representing an aggregate of 171,507 shares of Common Stock, or approximately 26% of the outstanding Common Stock, as of the Record Date, instructing the Committee to vote FOR the removal of such directors.


   Scheduling of Special Meeting. Article III, Section 6 of the Company's By-laws provides that the Board of Directors shall determine the time and place of a special meeting demanded by the Company's stockholders, which shall be held not less than 35 nor more than 120 days after the Board's receipt of the request for such meeting, and shall provide notice to the Company's stockholders of the special meeting. If such notice has not been given within 60 days of the Board's receipt of such request, the persons requesting the special meeting may set the time and place of such meeting. The Board has not provided notice of the Special Meeting to the Company's stockholders. As a result, the Group has set the date of the Special Meeting for December 3, 1996, which is within 120 days of August 8, 1996, the date as of which the Group redemanded the Special Meeting in response to the Company's claim that the June 6, 1996 request had not complied with the provisions of the Company's By-laws. See "--Response of the Company to the Committee's Request for Special Meeting" above.

   The Group has set the date of the Special Meeting for two days prior to the date of the Annual Meeting in order to seek to prevent the election of the slate of directors proposed by the Company and so that the reconstituted Board of Directors can develop a plan for the future growth of the Company, including reexamining the prudence of the $3.00 cash dividend proposed by the current Board and subject to stockholder approval at the Annual Meeting (the "Dividend"). See "Reasons for the Committee's Proposal" below. The failure of the current Board to respond to the August 8 Letter demanding a Special Meeting has resulted in the necessity of the Committee holding the Special Meeting on a date so near to the date of the Annual Meeting. In addition, the Company's By-laws contain certain timing and other restrictive provisions in respect of the nomination of directors and afford the chairman of the Company's Annual Meeting significant discretion in declaring such nominations defective. In light of these provisions, and the failure of the Company to respond to the Group's request for a special meeting, the Committee has determined that it is more advisable for it to call its own meeting.

                     REASONS FOR THE COMMITTEE'S PROPOSAL

   I. The Company has performed poorly since its initial public offering. The following facts plainly demonstrate the poor performance of the Company--facts for which the current Board must take ultimate responsibility.

   1. Decline in Stock Price. The trading price of the Company's Common Stock has declined dramatically. As adjusted to reflect the Company's one-for-ten reverse stock split effected in November 1995, the initial public offering price per share of the Common Stock was $140 ($14 without adjustment for the reverse stock split), but the Common Stock closed at only $5.125 per share ($0.513 without adjustment for the reverse stock split) on November 6, 1996. The following graph demonstrates the dramatic decrease in the trading price, adjusted to reflect the reverse stock split, of the Common Stock from the date of the Company's initial public offering through November 6, 1996.


        11/11/93   6/30/94   12/30/94   6/30/95   12/29/95   6/28/96   11/06/96
        --------   -------   --------   -------   --------   -------   --------

Closing
Price   $140.00     $70.00    $13.75    $9.375     $2.125    $3.875     $5.125



In addition, as a result of the substantial decrease in the Company's stockholders' equity (see "--Decline in Stockholders' Equity and Company Losses" below), the Company has been delisted from The Nasdaq National Market. The Common Stock presently trades on The Nasdaq SmallCap Market, which generally affords less liquidity to investors than The Nasdaq National Market. In addition, the Company has been advised by The Nasdaq Stock Market that it is "on-notice" with respect to its listing on The Nasdaq SmallCap Market and that it must inform the Nasdaq Listing Qualifications Committee of "a significant change in circumstances or the elimination of its operations". A delisting of the Common Stock from The Nasdaq SmallCap Market would impair its liquidity even more severely. Moreover, the Committee expects that the Common Stock's trading price may continue to decline as a result of the lack of a viable plan by the current Board of Directors for the future of the Company.

   2. Decline in Stockholders' Equity and Company Losses. The stockholders' equity of the Company has substantially decreased from over $24 Million as of December 31, 1993 to approximately $4 Million as of September 28, 1996 (the last day of the Company's third quarter). As a result, the Company was delisted from The Nasdaq National Market in May 1996. See "--Decline in Stock Price" above. In addition, the Company has incurred cumulative net losses of over $41 Million from its inception through September 28, 1996.

   3. No Remaining Operating Assets. In May 1996, the Company consummated the license and sale of technology and operations representing substantially all of the Company's operating assets. In connection with such sale, the Company discontinued the development, manufacture and marketing of air pollution control systems, which prior to the license and sale had constituted substantially all of its operations. The Company has no present active operations and its primary function is to manage obligations and liabilities of the Company not included in the license and sale. As a result of the sale and discontinuation of its operating business, the Company's management has stated that it intends to seek and evaluate potential acquisitions of businesses, products, technologies and companies. However, it has indicated that it has no present understandings, commitments or agreements with respect to any such acquisitions. See page 12 of the Proxy Statement with respect to the Annual Meeting filed by the Company with the Commission on October 7, 1996. In any event, the Committee believes that payment of the Dividend would drain the Company's assets, thereby impairing its ability to consummate any proposed acquisitions it may identify. See "--Apparent Lack of Viable Plan or Sufficient Funds for Acquisitions" below.

   II. The current Board of Directors appears to have no viable plan for the expansion and development of the Company and the proposed Dividend is inconsistent with its stated intention to acquire new businesses. The Committee believes that actions taken and proposed to be taken by the present Board of Directors have harmed and could seriously further harm the Company.

   1. Apparent Lack of Viable Plan or Sufficient Funds for
Acquisitions. Apparently consistent with its announced plan to acquire new business opportunities, the current Board of Directors has stated that it does not intend to liquidate the Company. However, as discussed above, the Company has no active operations or present agreements or commitments to acquire any new businesses. The Company's only valuable assets are its cash and short- term investments, totalling approximately $6.2 Million as of September 28, 1996. While these funds could be used to pursue new business opportunities for the Company, the current Board has proposed payment of the Dividend, which would deprive the Company of over $1.9 Million, representing a significant portion of the Company's cash and other current assets. Without such funds, and the absence of any reasonably foreseeable future revenue because of the discontinuance of its active operations, the current Board is undercutting its stated business strategy of making acquisitions. In fact, the Company has disclosed that payment of the Dividend could impair the Company's ability to meet its future obligations and potential liabilities, and that new financing may be required to maintain the Company's operations or to consummate an acquisition. See page A-9 of the Form 10-Q for the quarterly period ended September 28, 1996 filed by the Company on October 6, 1996 (the "Third Quarter 10-Q"). Assuming that the Company were even able to secure any such financing, the Company would incur obligations to pay interest and/or fees with respect thereto and the interests of the present stockholders of the Company could be significantly diluted if equity financings were effected. The Committee believes that it would be in the stockholders' best interests to cancel the proposed Dividend and conserve its cash while exploring acquisition opportunities. This would reduce the likelihood that the Company would need to secure additional financing, which there can be no assurance would be available, and, even if available, could be costly and dilutive to the Company's current stockholders.

   2. Potential Liquidation. While the current Board has stated that it has no present intention to liquidate the Company, it is embarking on a course which may ultimately lead to liquidation, but liquidation of a more protracted and expensive nature. Payment of the Dividend would deprive the Company of funds to consummate acquisitions necessary for its continuance, which could effectively lead the Company toward liquidation. Rather than making the choice between requesting approval of the Company's stockholders to liquidate the Company, so that the stockholders would receive the full value of the current assets of the Company, or preserving funds to devote to its acquisition strategy, the Board is pursuing a half-way strategy that could slowly destroy the Company. The Committee believes that the course most advantageous to the Company's stockholders would be not to pay the Dividend, thereby permitting the Company to use its cash and other current assets to acquire a new business or technology. Such an acquisition could, although there can be no such assurance, increase the value of each stockholder's interests in the Company over time to an amount significantly higher than the $3.00 per share that each stockholder would receive upon payment of the Dividend. The Committee is currently exploring certain potential businesses in general as candidates for acquisition by the Company which it would present to the newly constituted Board if the removal of the two directors sought hereby were approved. The Committee members have not engaged in any intensive analysis or review of the businesses or operations of any particular acquisition candidates. Furthermore, the Committee members have not had discussions with any candidates or indicated that they were acting on behalf of the Company. There can be no assurances that the acquisition of any of such candidates (or any others) would be consummated or that the terms of any such acquisitions would be favorable to the Company. In the event that the nominees for directors recommended by the Committee are not appointed to the Board by Mr. Siegrist following the Special Meeting, the Committee members expect that they will discontinue their exploration of acquisition candidates for the Company.

   3. Lack of Acquisition Experience; Dependence on Friedli. The incumbent Board has stated that it is not experienced in seeking and evaluating potential acquisitions or in consummating such transactions and managing the resulting enterprises. See page A-9 of the Third Quarter 10-Q. The Board had anticipated the assistance of Mr. Friedli with the identification and evaluation of potential acquisition candidates in his former capacity as the Company's financial advisor. See page 5 of the Form 10-K for the fiscal year ended December 30, 1995 filed by the Company on April 1, 1996. However, the Company claims to have terminated its contract with FCF, the investment company of which Mr. Friedli was a principal prior to January 1, 1996 (see Appendix A hereto). In addition, Mr. Friedli is a member of the Committee which is proposing to replace the majority of the present Board. As a result, the Company cannot depend on the services of either FCF, a member of the Group, or Mr. Friedli in the future. The Committee believes that in light of the need of the Company to pursue acquisitions and the inexperience of the Company's present Board and management in such area, a new Board is necessary.


   Given the poor financial and market performance of the Company, the lack of any viable plan by the current Board of Directors for the future expansion and development of the Company and the fact that the planned Dividend could result in the Company's inability to pursue its stated strategy of effecting acquisitions, the Committee believes that a majority of the Board should be removed and so that a newly constituted Board can reexamine the Company's proposed Dividend in light of all the circumstances and, in particular, what impact it would have on the Company's prospects.

                          EXPECTATIONS AFTER REMOVAL


   Appointment of Directors. In the event that the stockholders of the Company approve the Committee's proposal to remove two of the three current directors of the Company, the Committee will recommend that Reinhard Siegrist, the remaining director, select Joel R. Mesznik and Hans C. Ochsner immediately after the Special Meeting to fill the vacancies in the Board. Biographies and other information concerning Messrs. Mesznik and Ochsner are provided below under "Proposed Directors." Mr. Siegrist will select directors to fill the vacancies in accordance with his fiduciary duty to the stockholders of the Company and in accordance with the Company's By-laws and Delaware Law. Pursuant to Section 223 of Delaware Law and the Company's By-laws, vacancies on the Board of Directors may be filled by the sole remaining director. Section 141(b) of Delaware Law provides that the board of directors of a Delaware corporation shall consist of one or more members. The Company's Board of Directors has recently, by resolution, increased the size of the Board from three to five members. While the Committee will recommend to Mr. Siegrist that the size of the Board be reduced to three members, if Mr. Siegrist determines to maintain the newly increased size of the Board, the Committee will recommend to Mr. Siegrist two additional nominees for director for his consideration. The Committee has not, however, identified any additional potential nominees. There can be no assurances that Mr. Siegrist will appoint either or both of the individuals presently recommended by the Committee to the Board. Neither the Committee nor any Group members have any agreement or arrangement with Mr. Siegrist concerning his remaining on the Board or his appointment of the nominees for director recommended by the Committee.

   Rescheduling of Annual Meeting. The Committee will recommend that, immediately following Mr. Siegrist's appointment of two (or more if the Board size remains at five) directors to fill the vacancies on the Board, the reconstituted Board adjourn the Annual Meeting, presently scheduled for December 5, 1996, in order to give it time to reexamine the merits of the Dividend and whether the continued service of Mr. Burbank as President of the Company is in the Company's best interests. The Committee will recommend that the Board reschedule the Annual Meeting to a date no later than February 1997. The Committee believes that if it is successful in the removal of the directors advocated hereby, the newly constituted Board would have the right under Delaware Law to adjourn and reschedule the Company's Annual Meeting. At such rescheduled meeting, the stockholders would have an opportunity to vote upon the election of Mr. Siegrist and those persons whom he selects to fill vacancies as directors of the Company.

   Reason for Annual Meeting Proxy. As noted above, the Committee believes that the newly constituted Board would have the right, under Delaware Law, to adjourn the Annual Meeting. However, the apparent presence of a quorum at the adjourned Annual Meeting scheduled by the existing Board for December 5, 1996 and the holding of a purported election thereat would lead to confusion of the Company's stockholders and the likely commencement of litigation to determine the proper composition of the Company's Board of Directors. Accordingly, in the Annual Meeting Proxy, the Committee has urged the stockholders of the Company not to deliver the proxy card sent to them by the Company in respect of the Annual Meeting, or to attend the Annual Meeting in person. By not delivering a proxy card or attending the Annual Meeting in person, the shares owned by the stockholders will not be counted as present for purposes of establishing a quorum at the Annual Meeting. In the event that a Company stockholder has already returned a proxy card for the Annual Meeting to the Company, the Committee has requested in the Annual Meeting Proxy that such stockholder revoke such proxy or return to the Committee the BLUE proxy card enclosed with the Annual Meeting Proxy, and vote to withhold authority for election of the Company's nominees for director, against the proposal to pay the Dividend, and to abstain from voting on the proposal to appoint KPMG Peat Marwick, LLP as independent accountants for the Company. The members of the Group have executed and delivered proxies to the Committee and have agreed not to submit proxies for, or attend, the Annual Meeting.


   The Committee believes that a newly constituted Board of Directors is needed to work toward enhancement of stockholder value by bringing a fresh and open perspective to the future direction of the Company and actively seeking a viable plan for the future growth of the Company. Accordingly, it requests that you take the first step towards this goal by removing the majority of the present Board members.

                                THE COMMITTEE

   The Committee consists of Peter Friedli and Hans C. Ochsner, who beneficially own an aggregate of 28,334 shares of Common Stock, representing approximately 4.4% percent of the outstanding shares of Common Stock. The other members of the Group beneficially own an aggregate of 143,173 additional shares of Common Stock, representing approximately 22% of the outstanding shares of Common Stock.


   Mr. Friedli is an investment advisor to various foreign stockholders of the Company, including members of the Group, who beneficially own an aggregate of approximately 45% of the outstanding shares of Common Stock. Mr. Friedli believes, although there can be no such assurance, that all or substantially all of such stockholders will vote in favor of the Committee's proposal, but he has not contacted or solicited any of such clients with respect to the Special Meeting, with the exception of the members of the Group whom he has contacted in accordance with applicable proxy rules. The Committee intends to solicit proxies directly from certain Company stockholders after the distribution hereof and to coordinate its solicitation efforts with those of Morrow.


   Neither the Committee nor any of its members will earn any profits, commissions or other fees from the Company or otherwise in the event that its proposal to remove two of the three current directors of the Company is approved. In addition, neither (i) Mr. Friedli or Mr. Ochsner, (ii) any other participant in the solicitation of this Proxy Statement or any associate thereof, other than FCF, (iii) any individual whom the Committee will recommend for appointment as a director if the proposal to remove two of the three current directors of the Company were approved nor (iv) to the Committee's knowledge, the director who would remain on the Board following such approval, was or is a party to any transaction or series of similar transactions since January 1, 1995, or any currently proposed transaction or series of similar transactions to which the Company or any subsidiary thereof was or is to be a party, in which the amount involved exceeds $60,000.

   The Company retained FCF, of which Mr. Friedli served as principal until January 1, 1996, as its investment banker and financial advisor from the date of inception of the Company. Pursuant to the agreement with respect to such services between the Company and FCF (as amended, the "Advisory Agreement"), the Company has granted to FCF a right of first refusal to act as investment banker with respect to any future issuance by the Company of equity or debt securities, and any acquisition or merger to which the Company shall be a party until December 31, 1999. The Company claims that it terminated the Advisory Agreement on July 22, 1996. FCF, however, believes that the Company may not unilaterally terminate the Advisory Agreement pursuant to the terms thereof, and that the term of the Advisory Agreement expires on December 31, 1999. Under the Advisory Agreement, the Company pays to FCF a monthly retainer, in addition to reimbursing expenses incurred and paying commissions on any funds raised on behalf of the Company by FCF. In 1995, the Company reimbursed FCF for $3,500 in expenses and paid $42,000 in fees. As of September 28, 1996, the Company claimed to have owed FCF and Mr. Friedli approximately $64,000 for past services. FCF, however, claims that compensation of approximately $100,000 in respect of 1996 is owed to FCF. FCF has notified the Company that it is contesting the Company's purported termination of, and the compensation due under, the Advisory Agreement.

   Additional information with respect to each of the members of the Committee is set forth on Appendix A hereto.

                              PROPOSED DIRECTORS

   In the event that the stockholders of the Company vote to remove two of the three current directors of the Company pursuant to this solicitation, the Committee will recommend that the remaining member of the Board of Directors, Mr. Siegrist, appoint two (or more if the Board size remains at five) new directors to the Board to fill the vacancies created thereby. The directors so appointed would hold office until the next Annual Meeting of Stockholders, which the Committee expects would be adjourned to no later than February 1997, or until their successors have been duly elected and qualified. The Committee will recommend Messrs. Mesznik and Ochsner to fill the vacancies in the Board following the Special Meeting. Each of such individuals has consented to serve as a director of the Company if appointed and to be named herein. The Committee has no agreement or arrangement with Mr. Siegrist with respect to the appointment of the two individuals recommended by the Committee.

   The following sets forth the name, age (as of November 5, 1996) and certain biographical information of each of the individuals who will constitute the Board of Directors of the Company if the Committee's recommendation is followed by Mr. Siegrist:

      Name                               Age
 ------------------                     -----
Joel R. Mesznik  ........                51
Hans C. Ochsner  ........                36
Reinhard Siegrist .......                49



Joel R. Mesznik has been the President of Mesco Ltd., a company that has provided advisory services with respect to corporate transactions in the United States and Europe since 1990. Mr. Mesznik has also been an active investor in a number of transactions involving, for the most part, distressed real estate. He serves on the board of directors of several United States and European companies engaged in the real estate, media technology and biotechnology industries. Mr. Mesznik holds a B.S. in Civil Engineering from City College of New York and an M.B.A. in International Finance from Columbia University.


Hans Charles Ochsner has been a private investor since July 1996. From 1990 to July 1996, Mr. Ochsner served as the Head of Global Equities in the Asset Management Department of the Canton of Zurich. Prior to that, he held various positions at Bank Julius Bear & Co. AG, the Union Bank of Switzerland and Swiss Life Insurance Company. He holds a degree in economics and business from Kaderschule Zurich in Zurich, Switzerland.

Reinhard Siegrist has been a director of the Company since May 1996. Mr. Siegrist has been a private investor since 1989. From 1981 through 1989, he served as financial analyst, fund manager and head of the asset management team at a branch of Credit Suisse. Prior to 1981, he was controller for the Contraves division of Oerlikon Buhrle and an auditor at Schweizerische Treuhandgesellshaft & Coopers & Lybrand. Mr. Siegrist holds a Federal Diploma of Accounting of Switzerland.

   Neither Mr. Mesznik nor Mr. Ochsner holds or has held any position or office with the Company, serves or has served as a director of the Company or has any other interest in any matter to be acted on at the Special Meeting. The current Board of Directors had included Mr. Ochsner in its slate of directors for the Annual Meeting but Mr. Ochsner has notified the Board in writing that he does not wish to be a nominee of the Company's management and that he should not be mentioned in the Company's proxy statement in respect of the Annual Meeting. Mr. Siegrist has been a director of the Company since May 24, 1996, but has not held any other position with the Company. He currently serves on the Audit and Compensation Committees of the Board. The Company does not have a nominating committee that will consider the appointment of Messrs. Mesznik and Ochsner as directors. Mr. Friedli has provided, and continues to provide, investment advisory services to Mr. Siegrist in respect of various investment opportunities unrelated to the Company.

   Neither Mr. Mesznik, Mr. Ochsner nor Mr. Siegrist has any arrangement or understanding pursuant to which he was or is to be selected as a director of the Company. However, following a request by Mr. Friedli Mr. Siegrist was selected as a director to fill a vacancy created by a director's resignation. In addition, none of such individuals has been indebted to the Company at any time since January 1, 1995 in an amount in excess of $60,000 or is or has had, at any time since January 1, 1995, an interest in any transaction or series of transactions to which the Company is or will be a party which exceeds $120,000 in amount, 5% of the Company's gross revenues in fiscal year 1995.


COMPENSATION OF DIRECTORS

   Members of the Company's Board of Directors do not receive compensation for their services as directors, but directors may be reimbursed for certain expenses in connection with attendance at meetings of the Board and committees thereof. The Committee does not have any present intention to seek to increase the compensation of the directors, but does not exclude the possibility of such action in the future.

   Non-employee directors of the Company participate in the Company's 1995 Non-Employee Directors Stock Option Plan (the "1995 Directors Plan"), which was adopted by the Board of Directors of the Company in May 1995. Pursuant to the terms of the 1995 Directors Plan, options to purchase 1,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant are automatically granted on the date of each annual meeting of the Company's stockholders to each non-employee director who has served as a director for a period of at least six months prior to the date of the annual meeting, or in the case of directors who are elected or appointed on or after the date of the annual meeting, options to purchase 1,000 shares are automatically granted on the date of such initial election or appointment. Mr. Siegrist has received options to purchase 1,000 shares of Common Stock under the 1995 Directors Plan at an exercise price of $3.50 per share.

   Each automatic option granted under the 1995 Directors Plan becomes exercisable immediately. However, shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. Each option will vest, and the Company's repurchase right will lapse, in two equal installments over the optionee's period of continued service as a director, with the first installment to vest upon the optionee's completion of one year of Board service measured from the date of grant. The shares subject to each automatic option grant will immediately vest upon certain changes in the ownership or control of the Company and upon the optionee's death or permanent disability while serving as a director.

   Non-employee directors who are not members of the Company's Compensation Committee are also eligible to participate in the Company's 1993 Stock Option Plan. However, to the knowledge of the Committee, no options have been granted to any such non-employee directors under that Plan.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of the close of business on September 28, 1996, the beneficial ownership of Common Stock by (i) each of the individuals that the Committee will recommend for appointment by the remaining director as directors of the Company in the event that the Committee's proposal is approved, (ii) Reinhard Siegrist, the Company director who would remain on the Board, (iii) each person or group known by the Committee to be the beneficial owner of more than 5% of the Common Stock,
(iv) each of the other two current members of the Board of Directors of the Company and the Company's nominees for election at the Annual Meeting, (v) the Chief Executive Officer of the Company and one former executive officer whose compensation for services rendered to the Company during 1995 exceeded $100,000 and (vi) all directors and executive officers of the Company as a group. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such securities or the power to dispose of or to direct the disposition of such security. In general, a person is also deemed to be a beneficial owner of any securities (including options and warrants) which that person has the right to acquire within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.



                                                                    Percentage
                                                     Shares            (%)
             Beneficial Owner and                 Beneficially     Beneficially
                    Address                         Owned(1)          Owned
 ---------------------------------------------   --------------   --------------

The Group(2)  ................................       171,507           26.3
Rose Rita Graetz(2)  .........................        53,263            8.2
Alan Gelband .................................        42,500            6.5
30 Lincoln Plaza
New York, NY 10023
Great Eslyn Side Inc.(2) .....................        41,699            6.4
James M. Harris ..............................        40,250            6.2
15140 Pepper Lane
Saratoga, CA 95070
Friedli Corporate Finance AG(2)  .............        36,555            5.6
Cofinvest 97 Ltd.(2)  ........................        36,555            5.6
Russell K. Burbank(3)  .......................        22,000(4)         3.3
Stanton R. Creasey(3)  .......................            --            --
Michael V. Dettmers(3)  ......................         2,000(5)          *
Reinhard Siegrist(3)  ........................         1,000(6)          *
Bruce Collard(3)  ............................            --(7)         --
Joel R. Mesznik(2)(8)  .......................            --            --
Hans C. Ochsner(2)(9)  .......................            --            --
All current officers and directors as a group
 (three persons)(10)  ........................        25,000            3.7



------
 * Less than one (1%) percent of the outstanding shares of Common Stock.

(1) Except as indicated by footnote, to the Committee's knowledge, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) See Schedule 13Ds filed with the Commission by the Group and certain of its members individually on October 22, 1996. The business address of each of such persons, for purposes hereof, is Friedli Corporate Finance AG, Freigutstrasse 5, 8002 Zurich, Switzerland. Friedli Corporate Finance AG and Cofinvest 97 Ltd. share beneficial ownership with respect to the shares set forth opposite their names.


 (3) The business address of such person, for purposes hereof, is c/o Purus, Inc., 600 California Street, Suite 1300, San Francisco, CA 94108.

 (4) Includes 15,000 shares subject to stock options exercisable within 60 days.

 (5) Represents shares subject to stock options exercisable within 60 days. Does not include 1,000 shares subject to stock options that would be granted to Mr. Dettmers in the event that he is re-elected to the Board at the Annual Meeting. See "Special Meeting Proposal".

 (6) Represents shares subject to stock options exercisable within 60 days. Does not include 1,000 shares subject to stock options that would be granted to Mr. Siegrist in the event that he is re-elected to the Board at the Annual Meeting. Mr. Siegrist is currently a director of the Company and is expected to remain as such following the Special Meeting. See "Special Meeting Proposal".

 (7) Does not include 1,000 shares subject to stock options that would be granted to Mr. Collard in the event that Mr. Collard, a nominee of the Company's management, is elected to the Board at the Annual Meeting.

 (8) The Committee will recommend Mr. Mesznik for appointment as a director of the Company if the Committee's proposal to remove two of the three current directors is approved. See "Special Meeting Proposal" and "Appointment of Directors".

 (9) The Committee will recommend Mr. Ochsner for appointment as a director of the Company if the Committee's proposal to remove two of the three current directors is approved. See "Special Meeting Proposal" and "Appointment of Directors".


(10) Includes 18,000 shares subject to stock options exercisable within 60 days. Does not include 2,000 shares subject to stock options that would be granted to Messrs. Siegrist and Dettmers in the event that the current directors are re-elected to the Board at the Annual Meeting.

   Certain of the information contained in the above table, as well as the information contained in the section herein entitled "Compensation of Directors" has been taken from or is based upon documents and records on file with the Commission and other publicly available information, including
Schedule 13Ds (other than Schedule 13Ds filed by the Group and certain of its members individually) and the Company's Proxy Statement for the Annual Meeting. Neither the Committee nor any member thereof takes any responsibility for the accuracy or completeness of the information contained in such documents and records.

CHANGE IN CONTROL

   Neither of the members of the Committee knows of any arrangement, other than as described herein, the operation of which may at a subsequent date result in a change of control of the Company, or of any change of control that has occurred since January 1, 1995.

                            SOLICITATION; EXPENSES

   The accompanying proxy in the form enclosed herewith is being solicited by and on behalf of the Committee. The solicitation of proxies will be made principally by mail and, in addition, may be made by members of the Committee personally, or by telephone or telegraph, without compensation. The Committee has also retained Morrow to assist it in the solicitation of proxies in connection herewith and in connection with the Annual Meeting Proxy. The Committee has agreed to pay Morrow a fee of $30,000 in connection with both solicitations and to reimburse it for its expenses. The Committee has also agreed to indemnify Morrow against certain liabilities and expenses in connection with its engagement, including certain liabilities under the Federal securities laws. Approximately 25 employees of Morrow will solicit stockholders on behalf of the Committee. Brokers, nominees and fiduciaries will be reimbursed by the Committee for their out-of-pocket and clerical expenses in transmitting proxies and related materials to beneficial owners. The entire cost of soliciting proxies in connection herewith and in connection with the Annual Meeting Proxy, estimated by the Committee to be approximately $170,000 (excluding the costs of potential litigation), will be borne by the members of the Committee and the Group in a manner to be determined by them. The total expenditures to date in connection herewith and in connection with the Annual Meeting Proxy have been approximately $120,000. The Committee may seek reimbursement from the Company for those expenses and, in such event, does not intend to seek stockholder approval for such reimbursement at a subsequent meeting unless such approval is required under Delaware Law.

                     SUBMISSION OF STOCKHOLDER PROPOSALS

   Any proposal which is intended to be presented by any stockholder for action at the Company's 1997 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company, at 600 California Street, Suite 1300, San Francisco, California 94108, not later than July 7, 1997 or thereabout in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 Annual Meeting of Stockholders. If the reconstituted Company Board of Directors adjourns the Annual Meeting, in the event that another meeting of stockholders is held prior to the 1997 Annual Meeting of Stockholders, including the rescheduled 1996 meeting, reasonable prior notice thereof will be provided to the Company's stockholders.


                                OTHER MATTERS

   Reference is made to the Company's Proxy Statement for the 1996 Annual Meeting of Stockholders for additional information concerning the Company's management and current directors. The principal executive offices of the Company are located at 600 California Street, Suite 1300, San Francisco, California 94108, and its telephone number is (415) 788-1903. Pursuant to the Company's By-laws, no matters other than as described in the request for the Special Meeting may be acted on at such Meeting.


   PLEASE INDICATE YOUR SUPPORT OF THE COMMITTEE'S PROPOSAL TO REMOVE TWO OF THE THREE CURRENT DIRECTORS OF THE COMPANY BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY AND RETURNING IT TO MORROW, IN THE ENCLOSED ENVELOPE (NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES).

   If you have any questions or require any additional information concerning this Proxy Statement, the Special Meeting or the Annual Meeting, please contact Morrow & Co., Inc. at 909 Third Avenue, 20th Floor, New York, New York 10022-4799, or call toll free in the United States telephone no. (800) 662-5200, or collect outside of the United States telephone no. (212) 754-8000. If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it may vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to indicate a vote "FOR" the Committee's proposal and to sign, date and return the enclosed proxy card to Morrow.

                  YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE
                AND MAIL THE ACCOMPANYING PROXY CARD PROMPTLY.

   The Purus Stockholders' Protective Committee November 11, 1996

                                  APPENDIX A
                   PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE

1. NAME OF MEMBER:    Peter Friedli
   Business Address:  c/o Friedli Corporate Finance AG
                      Freigutstrasse 5
                      CH-8002 Zurich, Switzerland
   Present Occupation: Investment Advisor
   Shares of Common Stock Beneficially Owned: 28,334
   Shares of Common Stock Owned of Record: 28,334
   Shares of Common Stock Purchased and Sold Within the Past Two Years:

       DATE            PURCHASED OR SOLD                       NO. OF SHARES
       ----            -----------------                       -------------

   February 1990           Purchased                            9,000 (after
                                                              giving effect to
                                                             the reverse stock
                                                                   split

   August 28, 1996         Purchased                               19,334


2. Name of Member:    Hans C. Ochsner

   Business Address:  Obstgartenstrasse 22
                      8136 Gattikon, Switzerland
   Present Occupation: Private Investor
   Shares of Common Stock Beneficially Owned: None
   Shares of Common Stock Owned of Record: None
   Shares of Common Stock Purchased and Sold Within the Past Two Years: None


   No other participant in the solicitation of this Proxy Statement has any substantial interest in any matter to be acted on at the Annual or Special Meetings. Furthermore, no associate of the participants in such solicitation beneficially owns any securities of the Company and no participant owns any securities of any parent or subsidiary of the Company. None of the shares of Common Stock owned by the members of the Committee were purchased with borrowed funds.

   Mr. Friedli was a founder of the Company. He was appointed as a director in 1992, and resigned in November 1995 in order to prevent a conflict of interest in the event that he proposed an acquisition candidate to the Board. Until January 1, 1996, Mr. Friedli was also a principal of FCF, which the Company retained as its investment banker. See "The Committee" above.


   Mr. Siegrist, the director of the Company who would remain on the Board in the event that the Committee's proposal is approved, is a client of Mr. Friedli. Mr. Ochsner, the other member of the Committee, is not and has not been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, other than as a member of the Group.


   No participant or associate of any participant in this proxy solicitation has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or its affiliates will or may be a party, nor is any such person a party adverse to the Company in any legal proceeding, and none of such persons has a material interest adverse to the Company in any such proceeding. On or about July 27, 1995, Aron Parnes, a stockholder of the Company, filed suit against the Company and five of its current or former employees, officers and directors, including Mr. Friedli, in the United States District Court of the Northern District of California. The lawsuit alleges violations of the Federal securities laws, and purports to seek damages on behalf of a class of stockholders who purchased Common Stock during the period from November 9, 1993 through March 8, 1995. On April 16, 1996, the Company filed a motion to dismiss the lawsuit. At September 28, 1996, a hearing on such motion was pending. Mr. Friedli and the Company are represented by separate counsel in such lawsuit.

                                 PURUS, INC.
                                    PROXY

   THIS PROXY IS BEING SOLICITED ON BEHALF OF THE PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE FOR A SPECIAL MEETING OF STOCKHOLDERS ON DECEMBER 3, 1996.

   The undersigned hereby appoints Peter Friedli and Hans C. Ochsner as proxies of the undersigned, with full power of substitution, to vote, as specified herein, all shares of Common Stock ("Common Stock") of Purus, Inc. (the "Company") owned on the record date by the undersigned at the Special Meeting of Stockholders to be held on December 3, 1996, and any postponements or adjournments thereof.

   THE PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

   PROPOSAL TO REMOVE RUSSELL K. BURBANK AND MICHAEL V. DETTMERS, TWO OF THE THREE CURRENT MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS

                     _____ FOR _____ AGAINST ______ ABSTAIN

INSTRUCTION: To vote against the removal of either Russell K. Burbank or Michael V. Dettmers, write the director's name in the space below.

---------------

   THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO REMOVE THE TWO CURRENT MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS INDICATED ABOVE.
Please send an admission ticket for the Special Meeting. __________

                                        Dated _________________________, 1996

                                        -------------------------------------
                                                     (Signature)

                                        -------------------------------------
                                                      (Title)

                                        -------------------------------------
                                                     (Signature)

                                        -------------------------------------
                                                      (Title)

                                        IMPORTANT: Each joint owner should
                                        sign. Executors, administrators,
                                        trustees and others signing in a
                                        representative capacity should give
                                        full title. If a corporation, please
                                        sign in full corporate name by
                                        authorized officer. If a partnership,
                                        please sign in partnership name by
                                        authorized person.

PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.